Cambridge, MA 02142

generationbio.com

Exhibit 10.30

January 3, 2025

BY E-MAIL

Matthew Stanton

***
***

Dear Matt:

This letter agreement (the “Agreement”) confirms the terms of your separation from employment at Generation Bio Co. (the “Company”)1 and the Company’s interest in securing your agreement to provide transition services on an as-needed basis and sets forth the terms and conditions to which we have agreed. This Agreement will become effective and enforceable on the eighth day after you sign it without revocation (the “Effective Date”), provided you sign and return the Agreement to Jasmin Tower within twenty-one (21) days.

1.Separation. In accordance with your separation, your last day of employment with the Company is January 10, 2025 (the “Separation Date”).  Your separation is not an Involuntary Termination, as that term is defined in your May 31, 2022 Severance Plan Benefit Agreement (the “Severance Benefit Agreement”), and therefore you are not eligible for Severance Benefits, as defined in the Severance Benefit Agreement.  Regardless of whether you sign this Agreement, you will receive payment of all Accrued Obligations, as that term is defined in the Severance Benefit Agreement, within the time required by law and described in the Severance Benefit Agreement.  With respect to any Company stock options and/or restricted stock units (the “Options”) that are vested and exercisable that you may have (as set forth in Exhibit A), unless stated otherwise below, you may exercise them in accordance with the written stock option agreements and related Company stock plans governing such Options (the “Equity Documents”).  Except as set forth in this Agreement, your salary and benefits end as of the Separation Date, and any entitlement you had or might have had under any Company-provided benefit program will also end except as required by federal or state law or as otherwise described in benefits documentation given to you separately.

2.Separation Benefits and Transition Services. In accordance with our discussions, you and the Company have agreed to the following mutually beneficial separation benefits and transition services (the “Benefits”).  Your receipt of the Benefits is contingent on your agreement to and compliance with the terms of this Agreement, including your signing and returning this Agreement within 21 days and not thereafter revoking it.

(a)Continued Salary Payments. Beginning on the first payday that follows the Effective Date, and for a period of nine (9) months thereafter, in accordance with its regular payroll schedule the Company will continue to pay your base salary as in effect on the Separation Date in equal

1 Except for the obligations set forth in Sections 1 and 2 hereof, which shall be the sole obligation of Generation Bio, whenever the term “the Company” is used in this Agreement, it shall be deemed to include Generation Bio and any other related companies (including, without limitation, any divisions, affiliates, parents and subsidiaries of Generation Bio), and its and their respective officers, directors, employees, agents, successors and assigns.

installments, less legally required or agreed withholdings or deductions, until you have been paid a total of three hundred and ninety dollars and six cents ($390,000.06). These payments will be directly deposited into your designated bank account.

(b)Benefits Payments. If you timely elect and pay the applicable premium for COBRA health, dental and/or vision insurance continuation, as applicable, through the Company’s COBRA administrator, Sentinel, then the Company will continue to pay to the relevant healthcare carriers for such COBRA coverage the share of the premium the Company would have paid to provide such health, dental and/or vision coverage for you and your eligible depends if you had remained employed by the Company for a period ending on the earlier of the date that is (9) months following the Separation Date or the date COBRA eligibility ends or the date on which you terminate such COBRA health, dental and/or vision insurance continuation, as such premiums become due, provided that the Company’s payment for such coverage shall only apply if and while permitted under applicable tax or other laws as nondiscriminatory.

(c)Vesting Acceleration and Extension of Time to Exercise Options. The Company will (i) cause twenty-five percent (25%) of the unvested portion of each Option to fully vest and become exercisable on the Separation Date , and (ii) permit you to exercise the vested and exercisable portion of those of your Options that have an exercise price per share of $20 or below as set forth in Exhibit B (the “Specified Vested Options”), to the extent not subsequently forfeited under the terms of the Equity Documents, until January 29, 2026 or, if earlier, until the latest date on which the Specified Vested Options could have expired by their original terms under any circumstances or the 10th anniversary of the grant date of the Specified Vested Options (the “Option Exercise Extension”). For the avoidance of doubt, the Option Exercise Extension does not apply to any vested and exercisable Options other than the Specified Vested Options. You acknowledge that your acceptance of the Option Exercise Extension will cause the immediate reclassification of any Specified Vested Options that were intended to qualify as incentive stock options to non-qualified stock options under applicable U.S. tax laws. To the extent any of your Options remain incentive stock options, any exercise of the Options beyond three (3) months after the Separation Date will be deemed to be an exercise of a non-qualified stock option under applicable U.S. tax laws. You agree to be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the Options.

Subject to the foregoing, the Options remain subject to all of the terms and conditions of the Equity Documents and, in the event of any conflict between the Equity Documents and this Agreement with respect to the Options, the Equity Documents will prevail.

You acknowledge and agree that, except for the Options, you do not have any rights or entitlements to or with respect to any compensatory equity or equity-based award from, or any other equity ownership interest in the Company or its affiliates.

(d)Consulting Agreement. For the period from the Separation Date to July 10, 2025 (the “Consulting Period”), you agree to provide such advice and consulting services as the Company’s Chief Executive Officer and Chief Scientific Officer, or their designees, may request in writing from time to time (provided, that the Company makes no representation or promise that it will seek any such services from you), as further set forth in the agreement attached hereto as Exhibit C (the “Consulting Agreement”), to be entered into by you and Generation Bio prior to your Separation Date. As a consultant, you will not represent yourself as an agent of the Company and will have no authority to bind the Company; provided, that during the Consulting Period, you may represent that you are a consultant to the Company, and provided, further, that a failure by the Company to request such consulting services from you during the Consulting Period shall not affect your status as a consultant.

For the avoidance of doubt, you acknowledge that other than the Benefits provided to you in Section 2 of this Agreement and in the Consulting Agreement, you will not receive any additional compensation or benefits in exchange for any consulting services you provide at the Company’s request pursuant to this Section 2(d).

(e)Additional Release of Claims. If you timely execute and return the additional release of claims set forth in Exhibit D (“Additional Release”) by July 31, 2025, but no earlier than July 10, 2025 and do not revoke it, the Company will pay you an additional amount of seven thousand, five hundred dollars ($7,500.00), less applicable deductions and withholdings (the “Additional Payment”). The Additional Payment will be paid in one lump sum in the next regular pay period after you timely sign, return and do not revoke the Additional Release.

3.Confidentiality and Other Obligations. By signing this Agreement, you expressly acknowledge and agree to the following:

(a)All keys, documents, records, materials, software, equipment, and any and all other property or materials, whether or not pertaining to confidential information, that have come into your possession or been produced by you in connection with your employment (“Property”) have been and remain the sole property of the Company. You will return all Property, and any copies thereof, in your possession (including, without limitation, office badge, parking pass, and other materials) either directly or in the mailing box(es) provided by Generation Bio to Jasmin Tower at the Company by the close of business on the Separation Date (you may retain possession of your Company laptop and related peripherals for the duration of the Consulting Period);
(b)The Company’s confidential information and trade secrets – including without limitation processes, nonpublic patent applications, formulas, know-how, data, improvements, inventions, techniques, marketing and sales plans, forecasts, non-public financial information (including non-public financial statements, sales information and budgets), licenses, prices, costs and customer, patient, vendor and business partner information – belongs exclusively to the Company, and the confidential information of the Company or of other organizations with which the Company does business remains their exclusive property. You agree you will not use or disclose any such confidential information, whether for your benefit or for the benefit of another, and you will hold and treat such information as confidential information;
(c)You will abide by the terms of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached as Exhibit E, (the “Non-Disclosure Agreement”), except as set forth in Section 4 below, and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;
(d)Confidentiality and Non-Disparagement. You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the financial terms of this Agreement,

except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You may also disclose this Agreement to a state agency if required as part of an application for unemployment compensation benefits. You agree not to make any statement that is maliciously untrue about the Company, or the Releasees outlined below, including, but not limited to, communications on social media websites such as Facebook, Twitter, LinkedIn, or Glassdoor, on blogs, by text or email, or through other electronic means. This provision does not prohibit you from making truthful statements about the terms or conditions of your employment, or from exercising your rights, if any, under the National Labor Relations Act, government whistleblower programs, or whistleblowing statutes or regulations. You understand and agree that your obligations under this paragraph are material terms of this Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph. You will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants), except to the extent permitted by Section 7;
(e)Cooperation. Subject to Section 7, after the Effective Date, you agree to cooperate reasonably with the Company (including its outside counsel), including in connection with litigation and Government Agency (as defined below) proceedings about which the Company believes you may have knowledge or information and responding to questions from the Company regarding transitioning your duties (together “Cooperation Services”). The Company will not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. The Company will reimburse you for any reasonable expenses approved in advance that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy; and

(f)A breach of any part of this Section 3 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Benefits.

4.Restrictive Covenants. Because your employment is terminating without “Cause,” as that term is defined in Section 7(d) of the Non-Disclosure Agreement, the non-compete restrictions in the Non-Disclosure Agreement are ineffective as a matter of law.

Please be advised nothing in the Non-Disclosure Agreement prevents you from disclosing information as permitted by law, including engaging in concerted activity protected under the Section 7 of the National Labor Relations Act which includes, but is not limited to, discussing terms and conditions of employment with coworkers, former coworkers, and third parties, filing unfair labor practice charges or assisting other employees in filing such charges with the National Labor Relations Board (the “Board”), and assisting in the Board’s investigative process (“Section 7 Activity”) or disclosing or discussing any sexual assault or sexual harassment dispute arising after the date of this Agreement (“Other Protected Activity”).

5.Unemployment Benefits. After the Separation Date, you may be eligible to apply for unemployment benefits, and information about how to do so will be provided to you on or before the Separation Date. Decisions regarding eligibility for and amounts of unemployment benefits are made by the relevant state agency, not by the Company. Nothing in this Agreement interferes with the Company’s obligation to respond truthfully to any government inquiry with respect to your application for unemployment benefits.

6.Release of Claims. In consideration for, among other terms, the opportunity to receive the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature relating to your hiring by, employment at, and termination from employment at the Company (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes all known or unknown Claims, including without limitation, the following:

●Relating to your employment by the Company and the end of your employment with the Company;

●Title VII of the Civil Rights Act of 1964;

●Sections 1981 through 1988 of Title 42 of the United States Code;

●The Employee Retirement Income Security Act of 1974 (“ERISA”);

●The Internal Revenue Code of 1986;

●The Immigration Reform and Control Act;

●The Americans with Disabilities Act of 1990;

●The Worker Adjustment and Retraining Notification Act (“WARN”);

●The Fair Credit Reporting Act;

●The Family and Medical Leave Act;

●The Equal Pay Act;

●The Genetic Information Nondiscrimination Act of 2008;

●The Age Discrimination in Employment Act of 1967 (“ADEA”);

●The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);

●Families First Coronavirus Response Act;

●The Pregnant Worker’s Fairness Act (“PWFA”)

●The Massachusetts Law Against Discrimination, G.L. c. 151B, as amended;

●The Massachusetts Equal Rights Act, G.L. c. 93, as amended;

●The Massachusetts Civil Rights Act, G.L. c. 12, as amended;

●The Massachusetts Privacy Statute, G.L. c. 214, § 1B, as amended;

●The Massachusetts Sexual Harassment Statute, G.L. c. 214, § 1C;

●The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149,150, 150A-150C, 151, 152, 152A, et seq.;

●The Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.;

●The Massachusetts Workers' Compensation Act, G.L. c. 152, § 75B;

●The Massachusetts Small Necessities Act, G.L. c. 149, § 52D;

●The Massachusetts Equal Pay Act, G.L. c. 149, § 105A-C;

●The Massachusetts Equal Rights for the Elderly and Disabled, G.L. c. 93, § 103;

●The Massachusetts AIDS Testing statute, G.L. c. 111, §70F;

●The Massachusetts Consumer Protection Act, G.L. c. 93A;

●Massachusetts Employment Leave for Victims and Family Members of Abuse, G.L. c. 149, §52E, as amended;

●The Massachusetts Earned Sick Time Law, M.G.L. c. 149, § 148C;

●The Massachusetts Paid Family and Medical Leave Act, M.G.L. c.175M et seq

●Massachusetts Parental Leave Act, G.L. c. 149, § 105D;

●Massachusetts Age Discrimination Law, G.L. c. 149 §24 A et seq.;

●any other federal, state or local law, rule, regulation, or ordinance;

●any public policy, contract, tort, or common law; or

●any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

You agree and acknowledge you are waiving and releasing any claims for unpaid wages of any type you may have against the Company under the Massachusetts Payment of Wages Act, M.G.L. c. 149, § 148 et seq.

Notwithstanding the foregoing or any other provision of this Agreement, you are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company‘s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

7.Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits your ability to (i) file a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) provide truthful testimony in litigation or other Government Agency proceeding; (iv) disclose information as permitted by law, including in connection with Protected Activity; or (v) otherwise engage in Protected Activity. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you expressly waive any right to monetary or other individualized relief (either individually or as part of any collective or class action).

You are hereby advised pursuant to the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.Tax Treatment. The Company shall undertake to make deductions, withholdings, and tax reports with respect to all payments and benefits made under this Agreement to the extent it reasonably and in good faith determines it is required to make such deductions, withholdings, and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

9.Acknowledgments and Representations. You acknowledge and represent you have not suffered any discrimination or harassment by any of the Releasees on account of race, gender, age, national origin, religion, marital or registered domestic partner status, sexual orientation, disability, genetic information, veteran or military status, medical condition or any other characteristic protected by applicable law. You further acknowledge and represent you have not been denied any leave, benefits, or rights to which you may have been entitled under any federal, state, or local law, and you have not suffered any job-related wrongs or injuries that you have not already reported to the Company. You further acknowledge and represent you have not raised a claim of sexual harassment or abuse with the Company. You further acknowledge and represent you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company. You further acknowledge and represent your employment relationship with the Company was at-will and you were not promised, explicitly or implicitly, employment for any specified period of time. You represent and warrant that all of the factual representations made herein, all of which are a material inducement for the Company to enter into this agreement, are true in all material respects.

10.	Miscellaneous.

(a)This Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and the Company concerning the subject matter of this Agreement, except (i) the Non-Disclosure Agreement remains in full force and effect, except as set forth in Section 4; and (ii) the Equity Documents remain in full force and effect. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(b)This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(c)You agree any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. You also agree a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(d)Both parties further agree any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(e)The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full; except if your release of claims pursuant to Section 6 is determined to be unenforceable, in whole or in part, the Company will have the option, in its sole discretion, of declaring the entire Agreement null and void and requiring you to refund the Benefits to the Company.

(f)This Agreement shall inure to the benefit of the Company, and any of its successors and assigns, and you specifically acknowledge and agree the Company maintains the right to assign this Agreement to any of its successors and assigns, and you shall be fully bound by the terms of this Agreement upon such assignment.

By executing this Agreement, you are acknowledging but for signing and not revoking this Agreement, you would not be receiving the Benefits; you have been afforded 21 calendar days from receipt of this Agreement to consider and accept the terms of this Agreement (the “Consideration Period”); the Company has advised you to consult with an attorney before signing this Agreement and to the extent that you desired, you availed yourself of this right; your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

To accept this Agreement, you must return a signed, unmodified original, PDF, or DocuSigned copy of this Agreement, so it is received by Jasmin Tower by 5:00 PM ET by January 24, 2025. You and the Company agree any changes to this Agreement, whether material or immaterial, do not restart or otherwise affect the Consideration Period. Furthermore, you may revoke your assent to this Agreement if, within seven days after you sign this Agreement, you deliver a written notice of revocation to the Company. To be effective, such notice of revocation must be postmarked, and sent by certified mail, return receipt requested, delivered in-hand, or emailed within the seven-day period to Jasmin Tower. On the eighth day following your execution of this Agreement without your revocation, it will become final and binding on all parties.

If you agree with the terms of this Agreement, please return a signed copy to my attention no later than 5 PM on January 24, 2025.

Yours very truly,

By:___/s/ Jasmin Tower_________________________

Jasmin Tower

Chief HR Officer

I have read, understand and agree to the terms and conditions set forth above. I agree that I have been afforded 21 days to understand the provisions and effects of this Agreement, that the Company has advised me to consult with an attorney before signing this Agreement and that, to the extent I desired, I availed myself of this right. I intend that this Agreement will become binding if I do not revoke my acceptance in seven (7) days:

_/s/ Matthew Stanton_______________________Dated: _January 14, 2025
Matthew Stanton

EXHIBIT C

Consulting Agreement

This Consulting Agreement (the “Agreement”) made this 10th day of January 2025 (the “Effective Date”), is entered into by Generation Bio Co. (the “Company”) having a principal place of business at, and Matthew Stanton, Ph.D. (the “Consultant”) having a residence at 17 Prince Street, Needham MA.

WHEREAS, the Consultant served as the Company’s Chief Technology Officer from October 2, 2017 until June 1, 2019 and as the Company’s Chief Scientific Officer from June 1, 2019 until January 10, 2025;

WHEREAS, the Consultant has significant, unique historical knowledge of the Company’s legal affairs, including without limitation its research and patent portfolio, company decisions, processes, and practices;

WHEREAS, the Company anticipates it will need to communicate with Consultant concerning the Company’s legal affairs about which Consultant has significant, unique historical knowledge;

WHEREAS, the Company desires to retain the transition and advisory services of the Consultant and the Consultant desires to perform certain services for the Company; and

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services. The Consultant agrees to perform such transition, advisory, and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement. The Consultant also agrees to provide the Company with related services that may be requested from time to time by the Company.

2.Term and Termination. The term of this Agreement shall be from the Separation Date (as defined in the Separation Agreement dated January 3, 2025 between the Consultant and the Company (the “Separation Agreement”) through July 10, 2025 (the “Services Period”), unless earlier terminated in accordance with this Agreement or extended by mutual written agreement. This Agreement may be terminated prior to its expiration in the following manner:

(i) by the Company at any time immediately upon written notice to the Consultant if the Consultant has materially breached this Agreement, the Separation Agreement, or the Non-Disclosure Agreement referenced in the Separation Agreement;

(ii) at any time upon the mutual written consent of both parties; or

(iii) automatically upon (a) the Consultant’s failure to timely sign the Separation Agreement, (b) the Consultant’s revocation of the Separation Agreement, or (c) the death of Consultant or his inability to perform the services contemplated under this Agreement due to disability, with or without reasonable accommodation, as that term is defined under state or federal law. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party under this Agreement or otherwise that has accrued prior to the effective date of expiration or termination.

Upon expiration or termination of this Agreement, neither the Consultant nor the Company will have any further obligations under this Agreement, except that (a) the Consultant will terminate all services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by the Company, unless the Company specifies in the notice of termination that services in progress should be completed; (b) the Company will pay the Consultant for any authorized expenses actually incurred; and (c) the Consultant will immediately return to the Company any and all Company Proprietary Information and copies thereof in the Consultant’s possession or control.

3.Payment During Service Period. The Company agrees to pay Consultant as set forth on Schedule A.

4.Expenses. The Consultant shall be responsible for all business expenses incurred by the Consultant in connection with, or related to, the performance of the services unless the Consultant receives advance approval from the Company in writing for expenses to be paid for by the Company, which approval shall be granted in the Company’s sole discretion.

5.Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

6.Cooperation. The Consultant shall use the Consultant’s best efforts in the performance of the Consultant’s obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

7.Proprietary Information and Inventions.

7.1Proprietary Information.

(a) The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company, the Consultant will have access to and contact with Proprietary Information (as defined below). The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Services Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b) For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention (as defined below), formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.

(c) The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into the Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(d) The Consultant agrees that the Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(e) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

(f) The Consultant’s obligations under this Section 7.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 7.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits the Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.2 Inventions.

(a) The Consultant will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by the Consultant or under the Consultant’s direction or jointly with others during the Services Period, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Consultant’s right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, the previous sentence shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Consultant not during the course of Consultant’s performance of services for the Company, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 7.2(a) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Consultant further acknowledges that each original work of authorship that is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Consultant hereby waives all claims to moral rights in any Inventions.

(b) The Consultant agrees that if, in the course of performing the services, the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest (“Prior Inventions”), (i) the Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

(c) The Consultant agrees to cooperate fully with the Company, both during and after the Services Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such papers on the Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

(d) The Consultant shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

8.Non-Solicitation.

During the Services Period and for a period of one year thereafter, the Consultant shall not, either alone or in association with others: (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who is employed or engaged by the Company; and/or (iii) solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the Services Period.

9.Non-Exclusivity. The Consultant retains the right to contract with other companies and/or individuals for consulting services without restriction. The Company retains the right to contract with and consult for other companies and/or individuals without restriction.

10.Other Agreements; Warranty.

10.1 The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that the

Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or noncompetition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

10.2 The Consultant hereby represents, warrants and covenants that the Consultant has the skills and experience necessary to perform the services, that the Consultant will perform said services in a professional, competent and timely manner, that the Consultant has the power to enter into this Agreement and that the Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

11.Independent Contractor Status.

11.1 The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

11.2 The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

11.3 In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

11.4 The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

11.5 The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

11.6 Notwithstanding the Consultant’s independent contractor status, the Company shall indemnify and hold Consultant harmless from claims, if any, by third parties arising out of any work performed on behalf of the Company by Consultant in accordance with this Agreement.

12.Remedies.

The Consultant acknowledges that any breach of the provisions of Sections 7 or 8 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

13.Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.

14.Entire Agreement.

This Agreement, the Separation Agreement and the Nondisclosure Agreement (as defined in the Separation Agreement) constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. Notwithstanding the foregoing, if there is a conflict between the Consultant’s obligations set forth in Sections 7 or 8 herein and the Consultant’s obligations under the Separation Agreement or Non-Disclosure Agreement, such conflict will be resolved in the manner most protective of the Company.

15.Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

16.Non-Assignability of Contract.

This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

17.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18.Successors and Assigns.

This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

19.Survival.

Sections 2 and 6 through 21 shall survive the expiration or termination of this Agreement.

20.Interpretation.

If any restriction set forth in Sections 7 or 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

21.Miscellaneous.

21.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

21.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written. GENERATION BIO CO.

By: _/s/ Geoff McDonough _________

Name: Geoff McDonough

Title: CEO

By:_/s/ Matthew Stanton __________

Name: Matthew Stanton, Ph.D.

Title: Consultant